APPENDIX F
CODE OF ETHICS

I.           INTRODUCTION

High ethical standards are essential for the success of Visium and to maintain the confidence of Advisory Clients and Investors.  Visium is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients' and Investors’ interests come first.  Visium has a fiduciary duty to its Advisory Clients and Investors, which requires individuals associated with Visium to act solely for the benefit of Advisory Clients and Investors.  Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms.  In recognition of Visium’s fiduciary obligations to its Advisory Clients and Investors and Visium’s desire to maintain its high ethical standards, Visium has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Visium or securities holdings of Advisory Clients’ (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

All Access Persons are required to comply with applicable Federal and State securities laws.  Failure to adhere to Federal and State securities laws could expose an Employee to sanctions imposed by Visium, the SEC or law enforcement officials.  These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by Visium, or criminal or civil penalties.  In order to comply with applicable Federal Securities Laws, all Access Persons and Employees are required to comply with the policies and procedures set forth in Visium's Compliance Manual, to which the Code of Ethics is appended as Appendix F. If there is any doubt as to whether a Federal or State securities law applies, Employees should consult the Chief Compliance Officer.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Employees and Access Persons (as applicable) of Visium.  If there is any doubt as to the propriety of any activity, Employees should consult with the Chief Compliance Officer, who is charged with the administration of this Code of Ethics, has general compliance responsibility for Visium and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.  The Chief Compliance Officer may rely upon the advice of outside legal counsel and/or compliance consultants.

II.           APPLICABILITY OF CODE OF ETHICS

A.           Personal Accounts of Access Persons.  This Code of Ethics applies to all personal brokerage accounts of Access Persons where Reportable Securities are held (“Personal Account”).  A Personal Account also includes an account maintained by or for:

(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)
Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(5)
Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Promptly following receipt of this Compliance Manual, each Access Person must provide a comprehensive list of all Personal Accounts to the Chief Compliance Officer through the ComplianceTrak Elf portal.

B.           Access Person as Trustee.  A Personal Account does not include any account for which a Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support or (ii) an independent third party.

(1)
Personal Accounts of Other Access Persons.  A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account.  The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)
Solicitors/Consultants. Non-Employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Visium, (i) makes or participates in the making of investment recommendations for Visium’s clients or (ii) obtains information on recommended investments for Visium’s Advisory Clients.

(3)	Client Accounts. A client account includes any account managed by investment personnel of Visium which is not a Personal Account.

III.           RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.           General.  It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  When anything under this Code of Ethics prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities such as puts, calls, other options or rights in such securities.  Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code of Ethics.

B.           Restriction on Excessive Trading.  Access Persons shall not engage in “excessive” personal trading that would be contrary to the best interests of Visium’s Advisory Clients and Investors.

C.           Use of Restricted List.  Each Access Person is strictly prohibited from trading in the securities of issuers that are included on Visium’s Restricted List (i.e., new employees liquidating a portfolio as set forth in III.D, below.  Issuers on the Restricted List include issuers of securities with respect to which Visium has come into contact with material non-public information.  The Restricted List will be available to all Access Persons and must be reviewed by Access Persons prior to submitting the applicable pre-clearance request.

D.           Prohibition on Trading in Personal Accounts.  All personal trading in individual stocks and bonds is prohibited.  Non-discretionary accounts are permitted, and may include investments in mutual funds, hedge funds and exchange traded funds.  New Employees are permitted limited exceptions as an accommodation to liquidate their personal portfolios in an orderly manner, subject to the discretion of the Chief Compliance Officer.

E.           Pre-clearance of Transactions in Personal Accounts, et. al.  An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in the following transactions in his or her Personal Account:

●	direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering (as required under Rule 204A-1 of the Advisers Act); and

●
direct or indirect purchase or sale of beneficial ownership in a security in a limited offering, including (but not limited to) investments in hedge funds (as required under Rule 204A-1 of the Advisers Act).

A request for pre-clearance must be made by utilizing the ComplianceTrak ELF portal.  All approved trades must be executed no later than 5:00 p.m. local time on the business day following the date preclearance is granted.  If any order is not timely executed, a request for preclearance must be resubmitted.

IV.           REPORTING REQUIREMENTS

A.           All Access Persons are required to submit to the Chief Compliance Officer the following reports:

(1)           Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)           Must disclose all of the Access Person’s current securities holdings with the following content for each reportable security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

●	title and type of reportable security;
●	ticker symbol or CUSIP number (as applicable);
●	number of shares;
●	principal amount of each reportable security.

(b) Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

(c) Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d) The date upon which the report was submitted.

(e) Initial Holdings Reports must be submitted through the ComplianceTrak Elf portal.

(2)           Annual Holdings Report – Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”).  For purposes of this Code, the Annual Holdings Certification Date is January 1.  From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A. (1)(a), (b) and (c) above.  Annual Holdings Reports must be submitted through the ComplianceTrak Elf portal.

(3)           Duplicate Brokerage Statements – Access Persons are required to link to all brokers to their Personal Accounts through the ComplianceTrak Elf portal and to ensure duplicate brokerage statements are provided to Visium through such portal.  Visium has instituted this policy to ensure the Firm is in compliance with the quarterly transaction reporting requirements of Advisers Act Rule 204A-1.  It is the responsibility of each Employee to ensure the information provided by their brokers through the ComplianceTrak Elf portal includes the following:

●	date of transaction;
●	title of reportable security;
●	ticker symbol or CUSIP number of reportable security (as applicable);
●	interest rate or maturity rate (if applicable);
●	number of shares;
●	principal amount of reportable security;
●	nature of transaction (i.e., purchase or sale);
●	price of reportable security at which the transaction was effected;
●	the name of broker, dealer or bank through which the transaction was effected;
●	the date upon which the Access Person submitted the report.

B.           Review by Chief Compliance Officer – All Initial Holdings Reports, Quarterly Transactions Reports, and Annual Holdings Reports completed by Access Persons on the ComplianceTrak Elf portal must be reviewed on a timely basis by the Chief Compliance Officer or designee.

C.           Definition of Reportable Security – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Company Act , EXCEPT that it does NOT include:

(1) Direct obligations of the Government of the United States;
(2) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3) Shares issued by money market funds;
(4) Shares issued by registered open-end funds (i.e. mutual funds) that are registered under the Company Act; provided that such funds are NOT registered funds managed by

Visium or registered funds whose adviser or principal underwriter controls Visium, or is under common control with Visium (such funds, the “Reportable Funds”).

A “Reportable Security” includes shares that are issued by registered open-end funds which include, but are not limited to, (i) exchange-traded funds and (ii) the Reportable Funds.

VI.           PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and Visium’s Compliance Manual, Access Persons should note that Visium has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients.  As such, Access Persons generally should not share such information outside of Visium.  Notwithstanding the foregoing, Access Persons and Visium may provide such information to persons or entities providing services to Visium or Advisory Clients where such information is required to effectively provide the services in question.

Examples of such are:
●	brokers;
●	accountants or accounting support service firms;
●	custodians;
●	transfer agents;
●	bankers;
●	lawyers; and
●	compliance consultants

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Visium please see the Chief Compliance Officer.

VII.           OVERSIGHT OF CODE OF ETHICS

A.           Reporting.  Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who shall determine the appropriate course of action.

B.           Review of Transactions.  Each Access Person's transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Visium for Advisory Clients.  The Chief Compliance Officer may delegate any of the responsibilities, powers and authorities conferred on him by this Code of Ethics.

C.           Sanctions.  The Chief Compliance Officer may impose such sanctions or remedial action as he deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors).  These sanctions may include, among other things, disgorgement of profits to a charity or suspension or termination of employment.

VIII.           COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Employees are required to comply with applicable Federal Securities Laws.  Failure to adhere to Federal Securities Laws could expose an Employee to sanctions imposed by Visium, the SEC or law enforcement officials.  These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by Visium, or criminal or civil penalties.  In order to comply with applicable Federal Securities Laws, all Access Persons and Employees are required to comply with the policies and procedures set forth in Visium's Compliance Manual, to which the Code of Ethics is appended as Appendix F.  If there is any doubt as to whether a Federal securities law applies, Employees should consult the Chief Compliance Officer.

IX.           CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.